                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  FORM 8-K/A-1

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

          Date of Report (Date of earliest event reported): June 23, 1997
                                                            (amending Current
                                                            Report dated
                                                            April 9, 1997).


                             CYBERGUARD CORPORATION
             (Exact name of registrant as specified in its charter)


      FLORIDA                       0-24544                    65-0510339
  (State or other           (Commission File Number)          (IRS Employer
  jurisdiction of                                           Identification No.)
  incorporation)


 2101 WEST CYPRESS CREEK ROAD, FORT LAUDERDALE, FLORIDA          33309
       (Address of principal executive offices)                (Zip code)


       Registrant's telephone number, including area code: (954) 973-5478

 ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.


         (a) The following financial statements, pro forma financial information and exhibits are filed as part of this Form 8-K:

         (b)   FINANCIAL STATEMENTS.
                                                                                           PAGE NUMBER

               Independent Auditors' Report                                                     F-1
               Balance Sheets of TradeWave  Corporation as of (i) December 31, 1996             F-2
                    and (ii) March 31, 1997 (unaudited)
               TradeWave Corporation Statement of Operations for (i) the
                    year F-3 ended December 31, 1996 and (ii) the three
                    months ended March 31, 1996 and 1997 (unaudited).
               Statements of Stockholder's Deficit                                              F-4
               Statements  of Cash Flows for (i) the year ended  December  31, 1996             F-5
                    and  (ii)  the  three  months  ended  March  31,  1996 and 1997
                    (unaudited).
               Notes to Financial Statements                                                    F-6

         (c)   Pro Forma Financial Information.
                                                                                           PAGE NUMBERS
               Explanatory Note to Unaudited Pro Forma Financial Statements                    PF-1
               CyberGuard  Corporation  Pro Forma  Condensed  Consolidated  Balance            PF-2
                    Sheet (unaudited) as of June 30, 1996.
               CyberGuard Corporation Pro Form Condensed Consolidated
                    Statement of PF-3 Operations (unaudited) for the nine
                    months ended June 30, 1996.

         (d)   EXHIBITS.

               EXHIBIT NO.                               DESCRIPTION
               10.1                 Asset  Purchase  Agreement  (incorporated  by  reference  to  the
                                    Registrant's Current Report on Form 8-K dated April 9, 1997)
               10.2                 Agreement (regarding noncompetition,
                                    nonsolicitation and confidentiality)
                                    (incorporated by reference to the
                                    Registrant's Current Report on Form
                                    8-K dated April 9, 1997)
               23.1                 Consent of KPMG Peat Marwick.



                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                             CYBERGUARD CORPORATION


                                             By:  /s/ Patrick O. Wheeler
                                                  --------------------------
                                                  Patrick O. Wheeler
                                                  Vice President Finance and
                                                  Chief Financial Officer






         Dated: June 23, 1997

                              TradeWave Corporation

               (A Wholly Owned Subsidiary of SunRiver Corporation)

                              Financial Statements

                                December 31, 1996

                   (With Independent Auditors' Report Thereon)

INDEPENDENT AUDITORS' REPORT



The Board of Directors
TradeWave Corporation:

We have audited the accompanying balance sheet of TradeWave Corporation (a wholly owned subsidiary of SunRiver Corporation) as of December 31, 1996, and the related statement of operations, stockholder's deficit and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TradeWave Corporation as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 10 to the financial statements, in April 1997 the Company and SunRiver Corporation completed the sale of substantially all of the Company's assets to CyberGuard Corporation for $400,000. As a result, the Company recorded a write-down of approximately $682,000 for the year ended December 31, 1996, to reflect the impairment of its assets. In addition as discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                        KPMG Peat Marwick LLP

Austin, Texas
June 13, 1997

                                      TRADEWAVE CORPORATION
                       (A WHOLLY-OWNED SUBSIDIARY OF SUNRIVER CORPORATION)

                                          BALANCE SHEETS

                                                                       December 31,       March 31,
                                ASSETS                                     1996             1997
                                                                      ------------       ------------
                                                                                          (unaudited)
Current assets:
    Cash                                                              $     33,903       $     64,862
    Accounts receivable, net of allowance for
      doubtful accounts of $140,688                                         92,279            111,198
    Prepaid expenses                                                        35,788             23,062
                                                                      ------------       ------------
       Total current assets                                                161,970            199,122

Property and equipment, net                                                153,932             19,795
Deposits                                                                    32,180             32,180
Other assets                                                                15,000               --
                                                                      ------------       ------------
       Total assets                                                   $    363,082       $    251,097
                                                                      ============       ============


          LIABILITIES AND STOCKHOLDER'S DEFICIT

Current liabilities:
    Accounts payable                                                  $  1,051,139       $    589,798
    Accrued expenses                                                     1,152,793            507,857
    Deferred revenue                                                        33,182            160,264
    Current portion of long-term debt                                      478,815             15,601
    Current portion of obligations under capital leases                    161,799            155,189
    Due to CyberGuard Corporation                                             --              170,000
    Due to parent and affiliates                                         7,684,605          9,810,738
                                                                      ------------       ------------
       Total current liabilities                                        10,562,333         11,409,447

    Obligations under capital leases                                       206,788            169,656
                                                                      ------------       ------------
       Total liabilities                                                10,769,121         11,579,103

Commitments and contingencies

Stockholder's deficit:
    Preferred stock, $0.01 par value, 1,000,000 shares
      authorized, none issued
    Common stock, $0.01 par value; 10,000,000 shares authorized,
       3,500,000 shares issued and outstanding                              35,000             35,000
    Additional paid in capital                                             777,761            733,911
    Deferred compensation                                                 (584,677)          (540,827)
    Accumulated deficit                                                (10,634,123)       (11,556,090)

                                                                      ------------       ------------
       Total stockholder's deficit                                     (10,406,039)       (11,328,006)
                                                                      ------------       ------------

       Total liabilities and stockholder's deficit                    $    363,082       $    251,097
                                                                      ============       ============


          See accompanying notes to financial statements

                              TRADEWAVE CORPORATION
               (A WHOLLY-OWNED SUBSIDIARY OF SUNRIVER CORPORATION)

                            STATEMENTS OF OPERATIONS

                                                                         Three Months       Three Months
                                                        Year Ended           Ended             Ended
                                                       December 31,         March 31,         March 31,
                                                           1996              1996               1997
                                                       -----------       -----------         -----------
                                                                         (unaudited)         (unaudited)
Revenue:
    License                                            $   176,734       $    60,008       $      --
    Service                                              1,909,611           675,759            99,525
                                                       -----------       -----------       -----------
        Total revenue                                    2,086,345           735,767            99,525

Cost of revenue
    Service                                                524,401             3,366            21,299
                                                       -----------       -----------       -----------
        Gross margin                                     1,561,944           732,401            78,226

Operating expenses:
    Research and development                             2,985,485           564,105           431,546
    Sales and marketing                                  1,852,605           347,492            31,925
    General and administrative                           3,913,479           555,441           399,419
    Restructuring charge                                   851,995              --             251,719
                                                       -----------       -----------       -----------
        Total operating expenses                         9,603,564         1,467,038         1,114,609
                                                       -----------       -----------       -----------
Loss from operations                                    (8,041,620)         (734,637)       (1,036,383)


Interest expense, net                                     (499,351)          (27,508)          (93,939)
                                                       -----------       -----------       -----------
Loss before extraordinary item                          (8,540,971)         (762,145)       (1,130,322)

Extraordinary gain on extinguishment of debt                  --                --             208,355
                                                       -----------       -----------       -----------

Net loss                                               $(8,540,971)      $  (762,145)      $  (921,967)
                                                       ===========       ===========       ===========











                 See accompanying notes to financial statements

                              TRADEWAVE CORPORATION
               (A WHOLLY-OWNED SUBSIDIARY OF SUNRIVER CORPORATION)

                       STATEMENTS OF STOCKHOLDER'S DEFICIT





                                                  Common Stock           Additional
                                             ----------------------        Paid-In    Deferred      Accumulated
                                             Shares          Amount        Capital   Compensation     Deficit         Total
                                             ------          ------      ----------  ------------   -----------       -----
Balance at December 31, 1995               10,500,000    $     35,000    $    --     $     --      $ (2,093,152)   $ (2,058,152)

Issuance of warrants for services                                           76,161                                       76,161

Deferred compensation related to
    grant of stock options                                                 701,600     (701,600)                            --

Amortization of deferred
    compensation                                                                        116,923                         116,923

Net loss                                                                                             (8,540,971      (8,540,971)
                                         ------------    ------------    ---------   ----------    ------------    ------------
Balance at December 31, 1996               10,500,000          35,000      777,761     (584,677)    (10,634,123)    (10,406,039)

Deferred compensation related to
    grant of stock options (unaudited)                                     (43,850)      43,850                             --

Net loss (unaudited)                                                                                   (921,967)       (921,967)
                                         ------------    ------------    ---------   ----------    ------------    ------------
Balance at March 31, 1997 (unaudited)      10,500,000    $     35,000    $ 733,911   $ (540,827)    (11,556,090)   $(11,328,006)
                                         ============    ============    =========   ==========    ============    ============














                 See accompanying notes to financial statements

                              TRADEWAVE CORPORATION
               (A WHOLLY-OWNED SUBSIDIARY OF SUNRIVER CORPORATION)

                            STATEMENTS OF CASH FLOWS

                                                                                       Three Months       Three Months
                                                                     Year Ended            Ended              Ended
                                                                    December 31,         March 31,          March 31,
                                                                        1996               1996               1997
                                                                    ------------       -----------        -----------
                                                                                       (unaudited)        (unaudited)
Cash flows from operating activities:
    Net loss                                                        $(8,540,971)         (762,145)         (921,967)
    Adjustments to reconcile net loss to net
       cash used in operating activities:
       Depreciation and amortization                                    197,037            37,873            81,310
       Amortization of deferred compensation                            116,923              --                --
       Warrants issued for services                                      76,161              --                --
       Write-off acquisition costs paid with common
            stock of parent                                              74,556              --                --
    Asset writedowns                                                    682,380              --                --
Changes in assets and liabilities:
    Accounts receivable                                                  (1,512)         (594,468)          (18,919)
    Prepaid assets                                                      (35,788)          (38,848)           12,726
    Accounts payable                                                    884,494            88,352          (461,341)
    Other current liabilities                                           919,635            81,664          (517,854)
                                                                    -----------       -----------       -----------
       Net cash used in operating activities                         (5,627,085)       (1,187,572)       (1,826,045)
                                                                    -----------       -----------       -----------

Cash flows from investing activities:
    Capital expenditures                                               (416,062)          (47,405)             --
    Proceeds from sale of fixed assets                                     --                --              12,094
                                                                    -----------       -----------       -----------
       Net cash provided by (used in) investing activities             (416,062)          (47,405)           12,094
                                                                    -----------       -----------       -----------

Cash flows from financing activities:
    Payments on long-term debt                                         (324,177)             --            (463,214)
    Payments on capital leases                                         (118,826)          (27,622)          (43,742)
    Advances from CyberGuard Corporation                                   --                --             170,000
    Borrowed from related parties                                     6,441,227         1,211,221         2,181,866
                                                                    -----------       -----------       -----------
       Net cash provided by financing activities                      5,998,224         1,183,599         1,844,910
                                                                    -----------       -----------       -----------

       Net increase (decrease) in cash                                  (44,923)          (51,378)           30,959
Cash at beginning of period                                              78,826            78,826            33,903
                                                                    -----------       -----------       -----------
Cash at end of period                                               $    33,903            27,448            64,862
                                                                    ===========       ===========       ===========
Non-cash transactions:
    Equipment acquisitions funded through
       capital leases                                               $   224,822              --                --

Cash paid for:
    Interest                                                        $    41,468             9,347            20,377




                 See accompanying notes to financial statements

(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

     DESCRIPTION OF BUSINESS

         TradeWave Corporation ("TradeWave" or the "Company") was incorporated in December 1994 as EiNet Acquisition Corporation and changed its name to TradeWave Corporation after acquiring the Enterprise Integration Network technology ("EINet") on March 31, 1995 from Microelectronics and Computer Technology Corporation ("MCC"). TradeWave is a wholly-owned subsidiary of SunRiver Corporation ("SunRiver").

         TradeWave develops, markets, licenses and supports a suite of software products and provides related services which enable businesses to design, build and deploy comprehensive public-key security solutions for the conduct of enterprise-wide and business-to-business communications and transactions over TCP/IP-based networks, including the Internet, LANs and WANs.

         PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation on plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Equipment held under capital leases and leasehold improvements are amortized straight line over the shorter of the lease term or estimated useful life of the asset.

         ACCRUED EXPENSES

         At December 31, 1996, accrued expenses consist of the following:

                Restructuring charges                               $ 688,817
                Research and development                              250,000
                Professional fees                                      57,060
                Employee vacation                                      41,097
                Royalties                                              30,609
                Other                                                  85,210
                                                                  -----------
                                                                  $ 1,152,793
                                                                  ===========

         INCOME TAXES

         Income taxes are provided in accordance with the asset and liability method pursuant to Statement of Financial Accounting Standards ("SFAS") No. 109. Accordingly, deferred tax assets and liabilities are recorded to reflect the future tax consequences attributable to the differences between the financial statement carrying amounts and tax bases of assets and liabilities as measured by applying enacted tax laws, and rates. Valuation Allowances are established to reduce deferred tax assets by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

         At December 31, 1996 for federal income tax purposes, TradeWave's results are included in the consolidated federal tax return of its parent, SunRiver. For financial statement purposes, federal income taxes were determined as if TradeWave had filed a separate income tax return. The Company has not recorded any income tax liability or expense in the current year.

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES, CONTINUED

         RESEARCH AND DEVELOPMENT

         Research and development expenses are charged to operations as incurred. SFAS No. 86 "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based on TradeWave's product development process, technological feasibility is established upon completion of a working model. Costs incurred by TradeWave between completion of the working model and the point at which the product is ready for general release are capitalized, but to date have been insignificant. All research and development costs, including both research and development performed for others and independent research and development have been expensed.

         REVENUE RECOGNITION

         Revenue from licenses and services are recorded as products are shipped or services are rendered, so long as no significant vendor obligations remain and collection of the resulting receivable is deemed probable.

         SERVICE REVENUE. TradeWave's service revenue consists primarily of consulting and advertising. Service revenue is recognized under cost-plus-fee contracts when it is billed. Revenue is billed based on the number of labor hours incurred. Allowable labor costs include direct research and development costs and applicable overhead.

         LICENSE REVENUE. License revenue relates primarily to licensing fees of TradeWave's browser products. Development costs associated with these products were incurred by EINet and, therefore, no significant costs were associated with the license revenue.

         STOCK OPTION PLAN

         Prior to January 1, 1996 the Company accounted for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted SFAS No. 123, "Accounting for Stock-Based Compensation", which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has adopted the disclosure provisions of SFAS No. 123, however, continues to apply the provisions of APB No. 25 for the preparation of its basic financial statements.

         USE OF ESTIMATES

         Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(1)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES, CONTINUED

         IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

         The Company adopted the provisions of SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

         The Company's property and equipment has been written down to its estimated fair market value at December 31, 1996. These assets were written down pursuant to SFAS No. 121 as a direct result of the sale of certain property and equipment to CyberGuard Corporation ("CyberGuard") in April 1997. Such write-downs were required as the carrying amount of assets currently held for use exceeded their expected future undiscounted cash flow from disposition. As a result, TradeWave recorded charges of approximately $607,000 which are included in depreciation expense. These assets include computer software and computer equipment.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amount of accounts receivable, accounts payable and notes payable approximates fair value because of the short maturity of these instruments.

         GOING CONCERN

         TradeWave's financial statements have been presented assuming that the Company will continue as a going concern, which contemplates the realization of assets and liabilities in the normal course of business. Since commencing business in April 1995, TradeWave has incurred cumulative net losses of approximately $10.6 million through December 1996 and has a net capital deficiency. TradeWave has not yet realized significant revenue from its software products and services and the Company's operations have been funded through advances from SunRiver. However, SunRiver's ability to fund future operations is uncertain and depends upon a variety of factors, some of which may be beyond the Company's control.

         UNAUDITED FINANCIAL INFORMATION

         In the opinion of management, the unaudited financial information of the Company contains all adjustments, consisting only those of a normal recurring nature, necessary to present fairly the Company's financial position as of March 31, 1997 and 1996, and the results of its operations and cash flows for the three month periods then ended.

(2)      PROPERTY AND EQUIPMENT

         PROPERTY AND EQUIPMENT CONSISTS OF THE FOLLOWING:


                                                Useful Life                    1996
                                                -----------                    ----
         Furniture and fixtures                   5 Years                 $   70,965
         Computer equipment                       3 Years                    886,061
         Leasehold improvements                 Lease Term                    59,568
                                                                          ----------
                                                                           1,016,594
         Less accumulated depreciation, amortization
              and asset write-downs                                         (862,662)
                                                                          ----------
                                                                          $  153,932
                                                                          ==========

         Property and equipment includes $513,825 of property and equipment acquired under capital leases at December 31, 1996. Accumulated depreciation on property and equipment acquired under capital leases was approximately $435,600 at December 31, 1996.

(3)      INDEBTEDNESS

         Debt consists of an installment obligation payable to MCC in connection with the acquisition of EINet. The obligation is unsecured, bears interest at 9% and is due in quarterly installments of principal and interest of $125,000 through December 1997.

(4)      COMMITMENTS AND CONTINGENCIES

         MCC TECHNOLOGY AGREEMENT.

         In conjunction with the purchase of EINet, TradeWave entered into a research and development agreement with MCC whereby TradeWave will pay MCC $2,000,000 in installments through December 31, 1997 to participate in and support specific research conducted by MCC. Payments under this agreement are guaranteed by SunRiver Group, Inc., the majority shareholder of SunRiver. This obligation does not bear interest and is expensed as it is paid in accordance with the specific terms of the agreement. Pursuant to this agreement, TradeWave Paid $850,000 in research and development costs to MCC during 1996. An additional payment of $250,000 due on December 31, 1996, is included in accrued liabilities.

         In March 1996, pursuant to a restructuring of past due and future payments under the EINet acquisition agreement, TradeWave was given the option of paying $100,000 (originally due in December 1995), $250,000 And $50,000 In April, May and June 1996, respectively, by delivering to MCC such a number of shares of freely tradable common stock of SunRiver equal in value to 120% of such payments. In July 1996, 60,000 shares of common stock of SunRiver Valued at $300,000 were delivered to MCC in satisfaction of a portion of the obligation. TradeWave paid $150,000 of the remaining past due obligation in cash. MCC disputed the adequacy of these shares to satisfy the $250,000 payment due in 1996.

         In March 1997, TradeWave, MCC and SunRiver entered into a settlement agreement whereby all obligations of the parties were discharged and TradeWave's membership in MCC was terminated. TradeWave paid MCC $500,000 and TradeWave granted MCC a non-exclusive license to use TradeVPI and assigned to a designee of MCC TradeWave's rights in the Infosleuth Project. As a result of the settlement, TradeWave recognized an extraordinary gain on the extinguishment of debt of approximately $208,000 in 1997

         OBLIGATIONS UNDER CAPITAL LEASES

         TradeWave has assumed or entered into various capital lease agreements with interest rates ranging from 6% to 17%, for the acquisition of certain computer equipment. At December 31, 1996, future minimum lease payments under existing capital lease agreements are as follows:

                1997                                                $ 210,866
                1998                                                  165,603
                1999                                                   57,197
                                                                    ---------
                                                                      433,666
                Less amounts representing interest                     65,079
                                                                    ---------
                Present value of minimum lease payments               368,587
                Less current portion                                  161,799
                                                                    ---------
                                                                    $ 206,788
                                                                    =========

         In connection with the purchase of certain assets of TradeWave, CyberGuard has assumed the obligation for future payments under capital leases of approximately $217,000.

         TradeWave leases its facilities and certain other equipment under operating lease agreements expiring through June 30, 2000. Rent expense for the year ended December 31, 1996 was approximately $215,000. Future minimum payments as of December 31, 1996 under these leases are as follows:

                           1997                             $ 359,198
                           1998                               341,058
                           1999                               249,790
                           2000                               128,106

(5)      CAPITAL STOCK

         TradeWave has the authority to issue 1,000,000 shares of $0.01 par value preferred stock from time to time in one or more series as determined by the Board of Directors. No preferred shares have been issued. Any series of preferred stock issued may have such voting powers, full or limited, or not voting power, and such designations, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions, as determined by the Board of Directors when the series is issued.

         TradeWave adopted the 1995 Stock Option Plan (the "Plan") in 1995. As a result of the sale of assets of the Company to Cyberguard in April 1997, and the related termination of all TradeWave employees, options granted and outstanding under the plan have been canceled and are without value.

         During 1996, the Company has recorded unearned compensation for the difference between the fair market value of its Common Stock and the exercise price of the stock options at the date of grant. The unearned compensation is amortized based on the vesting schedule of the respective stock options. The unamortized unearned compensation value is shown as a reduction of shareholder's deficit in the accompanying balance sheets. The Company has recognized approximately $117,000 compensation expense in connection with these stock options during 1996.

(6)      RETIREMENT PLANS

         The Company's parent maintains a 401(K) retirement savings plan (the "Retirement Plan") for its full-time employees, which includes the full-time employees of TradeWave. Each participant in the Retirement Plan may elect to contribute up to 15% of his or her annual compensation. The Company, at its discretion, may make contributions to the Plan, however none have been made through December 31, 1996.

(7)      SEGMENT INFORMATION

         The Company conducts its business within one industry segment. One customer, the U.S. Government, accounted for 55% of total revenues in the year ended December 31, 1996.

(8)      RELATED PARTY TRANSACTIONS

         SunRiver and an affiliate have advanced approximately $6.5 million to TradeWave during the year ended December 31, 1996. The balance due at December 31, 1996 is approximately $7.7 million, including interest. Interest expense has been recorded at rates ranging from 9.25% To 10.00%.

(9)      RESTRUCTURING ACTIVITIES

         In December 1996, SunRiver adopted a formal plan to discontinue the operations of TradeWave by March 31, 1997. The plan contemplated the sale of the business or its assets if possible, or a dissolution through a Voluntary Petition for Bankruptcy under Chapter 7 of the Bankruptcy Code. All TradeWave employees were terminated on March 5, 1997 and a small group of consultants were retained to effect an orderly cessation of its customer obligations.

         Subsequently in April 1997, SunRiver completed the sale of certain assets of TradeWave to CyberGuard for a combination of cash, a royalty on certain future revenues and the assumption of certain liabilities. In addition, a portion of TradeWave's terminated employees were transitioned to CyberGuard.

         The restructuring charge of $853,000 primarily includes costs associated with employee terminations announced in December 1996. Work force reductions of approximately 25 employees resulted in total employee-related termination charges of approximately $784,000. The balance of the restructuring charge relates to exit costs resulting from the abandonment of leased facilities.

(10)     SUBSEQUENT EVENT

         In April 1997, the Company and SunRiver completed the sale of substantially all of the Company's assets to CyberGuard for a combination of cash of $400,000, a royalty on certain future revenues and the assumption of certain liabilities. As a result, the Company recorded a write-down of approximately $682,000 for the year ended December 31, 1996 to reflect the impairment of its assets.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


The following pro forma condensed consolidated financial statements of the Company are based on the Company's consolidated historical financial statements, as adjusted to give effect to the acquisition of substantially all of the assets of TradeWave Corporation for $400,000 and the assumption of certain liabilities. The pro forma condensed consolidated statement of operations for the nine months ended June 30, 1996, gives effect to the Acquisition as if it had occurred on October 1, 1995. The pro forma condensed consolidated balance sheet gives effect to the Acquisition as if it had occurred on June 30, 1996. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable. The pro forma financial statements do not purport to represent what the Company's results of operations or financial position would actually have been had the Acquisition in fact occurred at or on such dates, or to project the Company's results of operations for any future period or financial position at any future date.

For purposes of presenting pro forma results, no changes in revenues or expenses have been made to reflect the result of any modification to operations attributable to the Acquisition. The pro forma adjustments for expenses directly attributable to the Acquisition include changes in depreciation and amortization expense resulting from the allocation of the purchase cost.

The pro forma information with respect to the Acquisition is based on the historical financial statements of TradeWave Corporation. The Acquisition has been accounted for under the purchase method of accounting. The total purchase price for the Acquisition has been allocated to the tangible and identifiable intangible assets and liabilities based on the Company's preliminary estimates of their fair value with the remainder allocated to goodwill. The allocation of the purchase price for the Acquisition is subject to revision when additional information concerning asset and liability valuations is obtained, and the Company's internal analysis of in process research and development is concluded. Based upon the results of this analysis, the Company will allocate excess purchase price between in process research and development and goodwill. Amounts allocated to in process research and development will result in a charge to earnings. In the opinion of Company's management, the asset and liability valuations for the Acquisition will not be materially different from the pro forma financial data presented.

                             CYBERGUARD CORPORATION
           PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                  June 30, 1996
                      (in thousands except per share data)


                                                                           Pro Forma
                                                                           Adjustments      Pro Forma
                                                                            for the          for the
                                                          Historical      Acquisition      Acquisition
                                                          ----------      -----------      -----------
                             ASSETS
Current assets:
Cash and cash equivalents                                  $  3,617       $   (400)(b)      $  3,217
Accounts and notes receivable, net                            3,668             83(a)          3,751
Inventories                                                     134           --                 134
Prepaid expenses                                                565           --                 565
Securities available for sale                                13,600           --              13,600
                                                           --------       --------          --------
     Total current assets                                    21,584           (317)           21,267

Machinery and equipment, net                                  1,152            155(a)          1,307
Investment in Concurrent preferred stock                      3,853                            3,853
Non-compete agreement                                         1,120                            1,120
In-Process Reseach & Development / Goodwill                    --              624(a)            624
Other assets                                                      3             19(a)             22
                                                           --------       --------          --------
     Total assets                                          $ 27,712       $    481          $ 28,193
                                                           ========       ========          ========

                LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Deferred revenue                                           $     44       $    160(a)            204
Accrued expenses                                              6,223            152(a)          6,375
Current portion obligations under capital leases               --              153(a)            153
Loan payable                                                  3,200             16(a)          3,216
                                                           --------       --------          --------
     Total current liabilities                                9,467            481             9,948

Stockholders' equity:
Common stock                                               $     67       $   --            $     67
Additional paid in capital                                   56,152           --              56,152
Accumulated deficit                                         (37,210)          --             (37,210)
Cumulative translation adjustment                              (764)          --                (764)
                                                           --------       --------          --------
     Total stockholders' equity                              18,245              0            18,245
                                                           --------       --------          --------
     Total liabilities and stockholders' equity            $ 27,712       $    481          $ 28,193
                                                           ========       ========          ========


(a) Represents the allocation of the purchase price for the Acquisition to tangible and intangible assets, in-process research & development/goodwill, and assumed liabilities. The purchase price allocation is based on management's preliminary estimates, which are subject to adjustment. The Company intends to charge to earnings the portion of acquisition costs allocable to in-process research & development following the conclusion of its internal analysis. The Company will use the purchase method to account for the Acquisition.

(b)  Represents the purchase price of the Acquisition.

                             CYBERGUARD CORPORATION
                        PRO FORMA CONDENSED CONSOLIDATED
                       STATEMENT OF OPERATIONS (UNAUDITED)
                         Nine Months Ended June 30, 1996
                        (in thousands, except share data)


                                                               Historical
                                                    ------------------------------
                                                                                           Pro Forma
                                                                                          Adjustments         Pro Forma
                                                     CyberGuard         TradeWave           for the            for the
                                                    Corporation        Corporation        Acquisition        Acquisition
                                                    -----------        -----------        -----------        -----------
Sales:
Equipment                                          $    24,958       $      --         $      --            $    24,958
Services                                                12,453             1,643              --                 14,096
                                                   -----------       -----------       -----------          -----------
                                                        37,411             1,643              --                 39,054
                                                   -----------       -----------       -----------          -----------
Cost of sales:
Equipment                                               13,360              --                --                 13,360
Services                                                 7,662               377              --                  8,039
                                                   -----------       -----------       -----------          -----------
                                                        21,022               377              --                 21,399
                                                   -----------       -----------       -----------          -----------

      Gross income                                      16,389             1,266              --                 17,655
                                                   -----------       -----------       -----------          -----------
Operating expenses:
Research and development                                 5,360             2,071              --                  7,431
Selling, general and administrative                     18,021             1,994               (36)(a)           19,979
Write-off of capitalized computer software
      development costs                                  3,244              --                --                  3,244
Costs relating to canceled secondary offering            1,009              --                --                  1,009
                                                   -----------       -----------       -----------          -----------
      Total other operating expenses                    27,634             4,065               (36)              31,663
                                                   -----------       -----------       -----------          -----------

Operating loss                                         (11,245)           (2,799)               36              (14,008)

Interest income (expense), net                             180              (292)             --                   (112)
Other income, net                                          103              --                --                    103
Loss on sale of Real-Time Business                     (15,160)             --                --                (15,160)
                                                   -----------       -----------       -----------          -----------
                                                       (14,877)             (292)             --                (15,169)

Net loss                                           $   (26,122)      $    (3,091)      $        36              (29,177)
                                                   ===========       ===========       ===========          ===========

Loss per common share                              $     (4.32)                                             $     (4.83)
                                                   ===========                                              ===========

Weighted average shares outstanding                  6,046,182                                                6,046,182
                                                   ===========                                              ===========


(a) Reflects the reduction of depreciation expense due to the write-down of purchased assets to net realizable value, net of amortization expense on goodwill. Calculation assumes a useful life of five years.